                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    Stephen R. Brown
Yonkers, NY 10707                                    Sr. EVP, CFO and Treasurer
                                                     (914) 771-3212 (Earnings)

                                                     Wendy Croker
                                                     VP, Shareholder Relations
                                                     (914) 771-3214 (Dividend)

                          HUDSON VALLEY HOLDING CORP.
           REPORTS 31st CONSECUTIVE YEAR OF RECORD EARNINGS FOR 2007
                          AND ANNOUNCES CASH DIVIDEND


        YONKERS, NY, January 29, 2008 ...James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces record earnings for the year 2007. Earnings for the year were $34.7 million, compared to $34.1 million for the year 2006, a 1.8% increase. Diluted earnings per share were $3.41 compared to $3.35 for the prior year. Return on average equity was 17.7%. As of December 31, 2007, assets totaled $2.3 billion, deposits totaled $1.8 billion, and net loans totaled $1.3 billion. The Company's core deposits (which exclude CDs and certain temporary demand deposits) increased 10.3% and net loans increased 7.0% during 2007.


        William E. Griffin, Chairman of the Board, announced that the Company has declared a cash dividend of $0.50 per share payable to all shareholders of record as of the close of business February 8, 2008. The dividend will be distributed to shareholders on or about February 15, 2008.

        Mr. Griffin noted that while the $0.50 dividend per share is the same as the cash dividend paid in November 2007, shareholders will actually receive an increase of 10% compared to November 2007 as a result of the 10% stock dividend issued to shareholders in December 2007.


        Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 24 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens, NY, and in Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and New York National Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

                                      ###

********************************************************************************

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.